Exhibit 1.1

AGENCY AGREEMENT

THIS AGREEMENT dated for reference the • day of May, 2013.

BETWEEN:

SECURITY DEVICES INTERNATIONAL INC., 338 Church Street, Oakville, Ontario L6J 1P1

(the “Issuer”)

AND:

MACQUARIE PRIVATE WEALTH INC., Suite 500, 550 Burrard Street, Vancouver, British Columbia V6C 2B5

(the “Agent”)

BACKGROUND

A.	The Issuer wishes to raise money for the purposes set forth in its Prospectus, which is to be filed with the Regulatory Authorities, by offering for sale certain of its securities; and

B.	The Issuer wishes to appoint the Agent to distribute those securities and the Agent is willing to accept such appointment on the terms and conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that for good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties agree as follows:

1.	DEFINITIONS

1.1	In this Agreement:

(a)	“Agent’s Commission” has the meaning set out in section 5.1(a);

(b)	“Agent’s Options” has the meaning set out in section 5.1(c);

(c)	“Agent’s Options Shares” has the meaning set out in section 5.1(c);

(d)	“Alternative Business Transaction” means:

(i)	a financing which has the effect of replacing the Offering; or

(ii)

a business transaction involving a change of control of the Issuer or any material subsidiary including a merger, amalgamation, arrangement, take-over bid, insider bid, reorganization, joint venture, sale of all or substantially all assets, exchange of assets or similar transaction.

An Alternative Business Transaction does not include a financing arranged by the Issuer that is supplementary to the Offering;

(e)

“Business Day” means any day, other than a Saturday, Sunday or any other day on which the principal chartered banks located in the City of Vancouver are not open for business during normal banking hours;

(f)	“Certificates” means the certificates representing the Offered Shares, the Over-Allotment Shares (if applicable) and the Agent’s Options in the names and denominations requested by the Agent;

(g)	“Closing Date” means the date on which the Offering closes, or such other date as the Agent and the Issuer may agree upon;

(h)	“Common Shares” means common shares in the capital of the Issuer;

(i)

“Contaminant” means any substance or material that is prohibited, controlled or regulated by any governmental authority, including without limitation, any contaminants, pollutants, petroleum, its derivatives, by- products or other hydrocarbons, dangerous substances or goods, asbestos, toxic or hazardous substances or materials, controlled products, wastes involving hazardous wastes and any other materials that are by their nature hazardous, either in fact or as defined in or pursuant to any Environmental Laws;

(j)	“Corporate Finance Fee” has the meaning set out in section 5.1(b);

(k)

“Effective Date” means the date on which a receipt for a (final) prospectus qualifying the Offering and all other securities required by this Agreement to be qualified is issued by the securities commission that is designated as the principal regulator in accordance with National Policy 11-202;

(l)

“Environmental Laws” means all applicable laws, rules, regulations, orders, policies, guidelines, notices, approvals and permits relating to environmental or occupational health and safety matters, in effect as at the date hereof, including, without limitation, those pertaining to reporting, licensing, permitting, investigation, remediation and clean-up in connection with any release or threat of release of a Contaminant or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling and the like of a Contaminant;

(m)	“Exchange” means the TSX Venture Exchange;

(n)	“Financing Notice” has the meaning set out in section 15.1;

(o)	“Indemnified Parties” and “Indemnified Party” have the respective meanings set out in section 12.1;

(p)	“Indemnifying Party” has the meaning set out in section 12.1;

(q)	“Information” has the meaning set out in section 9.1(a);

(r)

“Intellectual Property Rights” means all patents and inventions, trademarks, trade names and styles, logos and designs, service marks, trade dress, industrial designs, internet domain names, world wide websites, website names, electronic mail addresses, copyrights, trade secrets, technical information, engineering procedures, designs, know-how and processes (whether confidential or otherwise), software, other industrial property (including applications for any of these) and other similar rights and properties;

(s)	“Listing Date” means the date on which the Common Shares commence trading on the Exchange;

(t)	“Material Change” has the meaning set out in the Securities Acts;

(u)	“Material Fact” has the meaning set out in the Securities Acts;

(v)	“Misrepresentation” has the meaning set out in the Securities Acts;

(w)	“Offered Shares” means the 7,500,000 Common Shares offered under the Prospectus;

(x)	“Offering” means the offering of the Offered Shares under the Prospectus;

(y)

“Offering Period” means the 90 day period following the date of the receipt for the final Prospectus issued by the appropriate Regulatory Authorities, or, if there is an amendment to the final Prospectus, the 90 day period following the date of issuance of the receipt of the amendment to the final Prospectus if such period does not exceed 180 days from the date of receipt for the final Prospectus;

(z)	“Offering Price” means $0.40 per Offered Share;

(aa)	“Over-Allotment Option” has the meaning set out in section 2.2;

(bb)	“Over-Allotment Shares” has the meaning set out in section 2.2;

(cc)	“Personnel” has the meaning set out in section 12.7;

(dd)	“Proceeds” means the gross proceeds of the Offering (including pursuant to the Over-Allotment Option) less:

(i)	the Agent’s Commission;

(ii)	the balance of the Corporate Finance Fee; and

(iii)	the expenses of the Agent in connection with the Offering which have not been paid by the Issuer;

(ee)

“Prospectus” means the preliminary prospectus and the prospectus filed or intended to be filed by the Issuer with the Regulatory Authorities in connection with the Offering and includes any amendments to the preliminary prospectus and prospectus which may be filed with the Regulatory Authorities;

(ff)	“Regulatory Authorities” means the Exchange and the securities commissions or similar regulatory authorities in the Selling Jurisdictions;

(gg)	“Securities” means the Offered Shares, the Over-Allotment Shares (if applicable), the Agent’s Options and the Agent’s Options Shares;

(hh)

“Securities Acts” means the Securities Act (British Columbia), the Securities Act (Alberta), the Securities Act (Ontario) and the legislation comparable thereto in any other Selling Jurisdictions agreed upon by the Agent and Issuer, in each case as amended from time to time;

(ii)

“Selling Jurisdictions” means British Columbia, Alberta, Ontario and such other jurisdictions as the Agent and the Issuer may agree upon provided that the Agent shall not offer or sell Common Shares or the Over-Allotment Shares in the United States or to U.S. Persons; and

(jj)	“U.S. Persons” has the meaning ascribed thereto in Regulation S of the United States Securities Act of 1933, as amended.

2.	APPOINTMENT OF AGENT

2.1

The Issuer appoints the Agent as its exclusive agent and the Agent accepts the appointment and agrees to act as the exclusive agent of the Issuer to offer the Offered Shares for sale under the Prospectus in the Selling Jurisdictions at the Offering Price. The Agent shall use its commercially reasonable efforts to sell the Offered Shares but it is understood and agreed that the Agent shall act as agent only and is under no obligation to purchase any Offered Shares under the Offering.

2.2

The Issuer also grants to the Agent an option (the “Over-Allotment Option”), exercisable in whole or in part by notice given at any time up until the Closing Date, to solicit and accept subscriptions for such number of Common Shares as is equal to 15% of the number of Offered Shares sold under the Offering (the “Over- Allotment Shares”). The purchase price for each Over-Allotment Share in respect of which the option is exercised shall be the Offering Price. The notice exercising the option to solicit and accept subscriptions for the Over-Allotment Shares in whole or in part shall be given by the Agent to the Issuer in the manner set out in section 17 below and shall specify the number of Over-Allotment Shares to be issued by the Issuer. Upon the furnishing of such notice, the Issuer shall be obligated to issue in accordance with the provisions hereof the number of Over- Allotment Shares therein indicated. The issuance of the Over-Allotment Shares shall be only for the purpose of covering over-allotments. The Over-Allotment Shares shall be qualified under the Prospectus.

3.	CONDUCT OF THE OFFERING

3.1	Prior to the Effective Date, the Issuer will apply to the Exchange to list its Common Shares on the Exchange.

3.2

The Offering is subject to a minimum subscription of 7,500,000 Common Shares. The Agent agrees to hold all subscription funds received by the Agent until the minimum subscription has been attained. Notwithstanding any other term of this Agreement, all subscription funds received by the Agent will be returned to the subscribers without interest or deduction within 10 business days of the end of the Offering Period if the minimum subscription is not attained by the last day of the Offering Period.

3.3	The Agent will advise the Issuer and its counsel when the distribution under the Prospectus is complete.

4.	OPINIONS AND CERTIFICATES

4.1	Prior to the Effective Date, the Issuer will deliver the following documents to the Agent and its counsel in a form acceptable to them, acting reasonably:

(a)

a comfort letter from the auditor of the Issuer, dated as of the date of the Prospectus and addressed to the Agent and its counsel, relating to the accuracy of the financial statements forming part of the Prospectus and the accuracy of the financial, numerical and certain other information disclosed in the Prospectus; and

(b)	any other certificates, comfort letters or opinions in connection with any matter related to the Prospectus which are requested by the Agent or its counsel, acting reasonably.

4.2	Prior to the Closing Date, the Issuer will provide the Agent and its counsel with evidence of the necessary approval of the Regulatory Authorities for the Offering.

4.3	On the Closing Date, the Issuer will deliver the following documents to the Agent and its counsel in a form acceptable to them, acting reasonably:

(a)

an opinion of counsel (and local counsel in the Selling Jurisdictions as requested by the Agent as well as US counsel) for the Issuer based on industry standards, dated as of the Closing Date and addressed to the Agent and its counsel, relating to customary legal matters in connection with the Prospectus and Offering;

(b)	an opinion respecting the Issuer’s intellectual property; and

(c)

a certificate of the Issuer, dated as of the Closing Date and signed by the Chief Executive Officer and Chief Financial Officer of the Issuer approved by the Agent, certifying certain facts relating to the Issuer and its affairs.

5.	COMPENSATION

5.1	The Issuer will, on the Closing Date:

(a)

pay the Agent a commission (the “Agent’s Commission”) of 9% of the gross proceeds of the Offering (including pursuant to the Over-Allotment Option), which amount will be payable in cash, subject to selling group participation set out in section 13.2;

(b)

pay the Agent a corporate finance fee (the “Corporate Finance Fee”) of $35,000 plus applicable taxes, of which $17,500 plus applicable taxes has been forwarded to the Agent as a non-refundable fee as at the date of this Agreement; and

(c)

issue to the Agent an option (the “Agent’s Options”) entitling the holder to acquire such number of Common Shares (the “Agent’s Options Shares”) as is equal to 9% of the number of the Offered Shares and Over- Allotment Shares sold under the Offering, exercisable at $0.40 per share for a period of 24 months from the Listing Date, subject to selling group participation set out in section 13.2.

6.	CLOSING

6.1

The Issuer will, on the Closing Date, deliver the Certificates to the Agent against payment of the Proceeds. If the Issuer has satisfied all of its obligations under this Agreement, the Agent will, upon receipt of the Certificates, pay the Proceeds to the Issuer.

7.	MATERIAL CHANGES

7.1

From the date of this Agreement to the completion of the distribution of the Offered Shares, the Issuer shall promptly discuss with the Agent and immediately thereafter notify the Agent in writing of any material adverse change (actual, anticipated or threatened), financial or otherwise, in the assets, liabilities (contingent or otherwise), business, financial condition, capital or prospects of the Issuer.

7.2	If, after the Prospectus is first filed with the Regulatory Authorities, a Material Change occurs in the affairs of the Issuer, the Issuer will:

(a)	notify the Agent immediately, in writing, with full particulars of the change;

(b)	file with the Regulatory Authorities as soon as practicable, and in any event no later than 10 days after the change occurs, an amendment to the Prospectus disclosing the Material Change; and

(c)	provide to the Agent as many copies of the amendments as the Agent may reasonably request within three Business Days of such request.

8.	TERMINATION

8.1

The Agent may without liability in its sole discretion terminate its obligations under this Agreement by written notice to the Issuer on or before the Closing Date if at any time prior to the Closing Date:

(a)

in the opinion of the Agent, acting reasonably, there shall have occurred any Material Change or change in Material Fact in relation to the Issuer or there shall be discovered any previously undisclosed Material Fact in each case which would be expected to result in a material adverse change in relation to the Issuer or have a material adverse effect on the market price or value of the Common Shares;

(b)

any inquiry, action, investigation or other proceeding (whether formal or informal) is made, announced or threatened or any order is issued by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency, regulatory authority or other instrumentality including, without limitation, the Exchange or any other exchange or quotation or any securities regulatory authority involving the Issuer’s securities, directors or officers (except for any inquiry, action, investigation or other proceeding based upon activities of the Agent and not upon activities of the Issuer) or any law or regulation is enacted or changed, which, in the opinion of the Agent, acting reasonably, prevents or restricts trading in or the distribution of the securities of the Issuer or the Securities or materially and adversely affects or might reasonably be expected to materially and adversely affect the market price or value of the securities of the Issuer or the Securities;

(c)

if there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence (including terrorism) or any law or regulation which, in the opinion of the Agent, acting reasonably, materially adversely affects or involves, or might reasonably be expected to materially adversely affect or involve, the financial markets or the business, operations or affairs of the Issuer and its subsidiaries, taken as a whole;

(d)

the Agent becomes aware of, as a result of its due diligence review or otherwise, of any material adverse change, or a change in any Material Fact or any Material Fact with respect to the Issuer (in the sole opinion of the Agent, acting reasonably) which has not been disclosed to the Agent prior to the date hereof, or the Agent is not satisfied, acting reasonably, with the results of its due diligence review in respect of the Issuer, its securities, assets or operations, the tax attributes of any of the securities of the Issuer or the Securities or otherwise;

(e)

the Issuer is in breach of any term, condition or covenant of this Agreement or the Agency Agreement (as defined in this Agreement) or any representation or warranty given by the Issuer in this Agreement becomes or is false; or

(f)

if the state of financial markets in Canada or elsewhere where it is planned to market the Securities is such that, in the reasonable opinion of the Agent, the Offered Shares cannot be marketed profitably or successfully.

8.2

Unless otherwise agreed to by the parties, this Agreement will terminate if a receipt for the Final Prospectus is not issued by the Principal Regulator within 120 days of the date of this Agreement. This Agreement will also terminate if the Offering is not completed within 120 days of the effectiveness of the Issuer’s registration statement.

8.3

Any termination pursuant to the terms of this Agreement shall be effected by notice in writing delivered to the Issuer, provided that no termination shall discharge or otherwise affect any obligation of the Issuer under sections 10 or 12 of this Agreement. The rights of termination contained in section 8.1 are in addition to, and without prejudice to, any other rights or remedies the Agent may have at law or in equity.

9.	WARRANTIES, REPRESENTATIONS AND COVENANTS

9.1	The Issuer covenants, represents and warrants to the Agent that:

(a)

the books and records of the Issuer fairly and correctly set out and disclose in all material respects, in accordance with generally accepted accounting principles or International Financial Reporting Standards, as the case may be, the financial position of the Issuer as of the date hereof, and all material financial transactions of the Issuer have been accurately recorded in the said books and records. With the exception of forecasts, projections or estimates referred to below, all information and other data (together, the “Information”) relating to the Issuer furnished by or on behalf of the Issuer to the Agent is, or, in the case of historical information, was at the date of preparation true, accurate, complete and correct in all material respects, and does not or did not, as the case may be, contain any Misrepresentation. Any projections and forecasts relating to the Issuer provided by or on behalf of the Issuer to the Agent have been prepared in good faith with the assistance of competent professional advisors and are based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Issuer is not aware of any undisclosed facts or information that could materially impact upon such projections and forecasts;

(b)	the Issuer has no subsidiaries;

(c)

the Issuer will file with the United States Securities and Exchange Commission, and cause to be declared effective a registration statement on Form S-1 for the issuance and resale of the Common Shares and Over- Allotment Shares;;

(d)

the Issuer has been duly incorporated and organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted, to own, lease and operate its properties and assets and to carry out the provisions hereof;

(e)

the Issuer is conducting its business in compliance in all material respects with all applicable licensing and anti-pollution legislation, regulations or by-laws, environmental protection legislation, regulations or by-laws or other similar legislation, regulations or by-laws or other lawful requirements of any governmental or regulatory bodies which are applicable to the Issuer. The Issuer is not aware of any such legislation, regulation, by-law or lawful requirement presently in force or proposed to be brought into force by any governmental or regulatory authority which the Issuer anticipates it will be unable to comply with without materially adversely affecting its business;

(f)

the Issuer is the beneficial owner of the properties, business and assets, or the interest in the properties, business and assets, referred to in the Prospectus, and any and all agreements pursuant to which the Issuer holds any such interest in the properties, business or assets are in good standing under the applicable laws, and the properties are in good standing under the applicable laws of the jurisdictions in which they are situated;

(g)	the Prospectus contains full, true and plain disclosure of all Material Facts in relation to the Issuer and its businesses and securities, and contains no Misrepresentation;

(h)

the financial statements of the Issuer which form part of the Prospectus have been prepared in accordance with United States generally accepted accounting principles and accurately reflect the financial position of the Issuer and all material liabilities (accrued, absolute, contingent or otherwise) of the Issuer, as at the date of the financial statements and there have been no adverse material changes in the financial position of the Issuer since that date, except as fully and plainly disclosed in the Prospectus;

(i)

the authorized and outstanding share capital of the Issuer is as set forth in the Prospectus, all outstanding shares have been issued as fully paid and non-assessable and the only outstanding options, warrants or other rights to acquire any shares or other securities of the Issuer are as set forth in the Prospectus;

(j)

the Issuer is not in default or breach of, and the execution and delivery of, and the performance and compliance with the terms of this Agreement does not and will not result in any breach of, or constitute a default under, and does not and will not create a state of facts which, after notice or lapse of time or both, would result in a breach of or constitute a default under, in any material respect, any term or provisions of the articles, by-laws, or resolutions of the Issuer, or any indenture, agreement (written or oral), lease or other document to which the Issuer is a party or by which it is bound, or any judgment, decree or order, or to its knowledge, statute, rule or regulation applicable to the Issuer, which default or breach might reasonably be expected to materially adversely affect the business, operations, assets, capital or condition (financial or otherwise) of the Issuer;

(k)

this Agreement is a legal, valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, subject to the laws relating to creditors’ rights generally and equitable remedies and except to the extent that the enforcement of rights to indemnity and waiver of contribution may be limited by applicable law;

(l)	the Issuer has full corporate authority and capacity to issue the Securities and on the Closing Date:

(i)	the Offered Shares and the Over-Allotment Shares (if applicable) will be duly and validly authorized and issued as fully paid and non-assessable;

(ii)	the Agent’s Options will be duly and validly created, authorized and issued; and

(iii)

the Agent’s Options Shares issuable on exercise of the Agent’s Options will be duly and validly authorized for issuance upon exercise of the Agent’s Options and upon such issuance shall be issued as fully paid and non-assessable;

(m)

no consent of any third party is required in connection with the transactions contemplated by this Agreement, except to the extent that this Agreement contemplates obtaining receipts for the Prospectus;

(n)

no securities regulatory authority has issued any order preventing or suspending trading in any securities of the Issuer, and the Issuer has not been, and is not currently, in default of any requirement of any securities laws to which the Issuer is subject;

(o)

no litigation, administrative proceeding, arbitration or other proceeding before or of any court, tribunal, arbitrator or regulatory or other governmental body or dispute with any regulatory or other governmental body is presently in process or pending or threatened against the Issuer which, if determined adversely to the Issuer might have a material adverse effect on the financial condition, results of operations, business or prospects of the Issuer, or which would materially impair the ability of the Issuer to consummate the transactions contemplated hereby or to duly observe and perform any of its covenants or obligations herein;

(p)

the business and property of the Issuer are in compliance in all material respects with all Environmental Laws, and there are no facts known after due enquiry by the Issuer which could give rise to a notice of non- compliance with any Environmental Laws;

(q)

there are no existing claims, demands, damages, expenses, suits, proceedings, actions, negotiations, or causes of action of any nature whatsoever, whether threatened or pending, arising out of the presence on any property in respect of which the Issuer has an interest, either past or present, of any Contaminant, or out of any past or present activity conducted on any such property, involving any Contaminant or any violation of any Environmental Laws;

(r)

the Issuer has all Intellectual Property Rights which are necessary to the conduct of its business and the Issuer’s Intellectual Property Rights are valid and subsisting and held by the Issuer with good and marketable title and are in good standing free and clear of all liens, charges, security interests or encumbrances; all registrations with respect to the Issuer’s Intellectual Property Rights have been made and kept renewed and are in full force and effect; and the operation of the Issuer’s business does not, to the knowledge of the Issuer, infringe the Intellectual Property Rights of any other person and there are no outstanding moral rights attaching to any copyright owned or used by the Issuer that have not been waived in favour of the Issuer;

(s)	the Issuer has conducted its activities in connection with the Offering in compliance with all applicable laws and regulatory requirements;

(t)	the Issuer shall not reject any subscription for Common Shares tendered by the Agent, unless all such subscriptions tendered exceed the number of Offered Shares offered pursuant to the Offering;

(u)

there is not presently, and will not be until the conclusion of the distribution under the Prospectus, any Material Change or change in any Material Fact relating to each of the Issuer, its business or its respective securities which has not been or will not be fully disclosed in the Prospectus or otherwise to the Agent;

(v)

the Issuer has filed all federal, provincial, local and foreign tax returns which are required to be filed, or has been requested extensions thereof, and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for such assessments, fines and penalties which are currently being contested in good faith;

(w)

the Issuer has established on its books and records reserves which are adequate for the payment of all taxes not yet due and payable, if any, and there are no liens for taxes on the assets of the Issuer except for taxes not yet due, and there are no audits of any of the tax returns of the Issuer which are known by the Issuer’s management to be pending, and there are no claims which have been or may be asserted relating to any such tax returns which, if determined adversely, would result in the assertion by any governmental agency of any deficiency which would have a material adverse effect on the properties, business or assets of the Issuer;

(x)

other than the Agent, no person, firm or corporation acting or purporting to act at the request of the Issuer is entitled to any brokerage, agency or finder’s fee in connection with the transactions described herein; and

(y)

the Securities will be qualified investments under the Income Tax Act (Canada) for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans, registered disability savings plans, tax-free savings accounts and deferred profit sharing plans (other than deferred profit sharing plans for which the employer is the Issuer or a corporation with which the Issuer does not deal at arms’ length), subject to the specific provision of any particular plan.

9.2	The Agent warrants, represents and covenants to the Issuer that:

(a)	it is a valid and subsisting corporation under the laws of the jurisdiction in which it was incorporated;

(b)	it is a member in good standing of the Exchange; and

(c)

it has complied with and will fully comply with the requirements of all applicable securities laws, including, without limitation, the by-laws and rules of the Exchange in relation to trading in the Securities and all matters relating to the Offering.

10.	EXPENSES OF AGENT

10.1

The Issuer will pay all of the expenses of the Offering and all the expenses reasonably incurred by the Agent in connection with the Offering including, without limitation, travel expenses, searches and other costs incurred by the Agent to complete the due diligence process, as well as the reasonable fees and expenses of the solicitor for the Agent and other expenses. The Issuer will pay such expenses even if the Prospectus is not accepted by the Regulatory Authorities or the transactions contemplated by this Agreement are not completed, or this Agreement is terminated. The Agent acknowledges receiving from the Issuer a retainer of $25,000 which will be applied against such expenses.

10.2

The Agent may, from time to time, render accounts to the Issuer for its expenses for payment on or before the dates set out in the accounts. The Issuer authorizes the Agent to deduct its reasonable expenses in connection with the Offering from the gross proceeds of the Offering, including expenses for which an account has not yet been rendered to the Issuer.

11.	FILING OF PROSPECTUS

11.1

The Issuer will cause the Prospectus to be filed with the Regulatory Authorities, will deliver all necessary copies of the Prospectus to the Regulatory Authorities and will use its best efforts to have the Prospectus accepted by the Regulatory Authorities as soon as possible.

11.2	The Issuer will provide the Agent with as many copies of the Prospectus as the Agent may reasonably request at no charge to the Agent within three Business Days of any such request.

11.3

Delivery of the Prospectus and any amendment thereto shall constitute a representation and warranty by the Issuer to the Agent that all information and statements (except information and statements supplied by and relating solely to the Agent) contained in the Prospectus and any amendment thereto are true and correct in all material respects at the time of delivery thereof and contain no Misrepresentation and constitute full, true and plain disclosure of all Material Facts relating to the Issuer and the Offered Shares and that no Material Fact or material information has been omitted therefrom (except facts or information supplied by and relating solely to the Agent) which is required to be stated therein or is necessary to make statements of information contained therein not misleading in light of the circumstances under which they were made. Such delivery shall also constitute the Issuer’s consent to the Agent’s use of the Prospectus, any amendment thereto and any other documents supplied to the Agent by the Issuer for the purpose of the sale of the Offered Shares in the Selling Jurisdictions in compliance herewith and with all applicable securities laws.

12.	INDEMNITY

12.1

The Issuer and its subsidiaries or affiliated companies, as the case may be (collectively, the “Indemnifying Party”) hereby agree to indemnify and hold harmless the Agent and each of its sub-agents, each of its subsidiaries and affiliates, and each of its directors, officers, shareholders, partners, advisors, employees and agents (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”), to the full extent lawful, from and against any and all expenses, losses, claims, actions, damages and liabilities, whether joint or several, (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations or claims and the reasonable fees and expenses of their counsel that may be incurred in advising with respect to and/or defending any action, suit, proceeding, investigation or claim that may be made or threatened against any Indemnified Party) to which any Indemnified Party may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as such expenses, losses, claims, actions, damages or liabilities relate to, are caused by, result from, arise out of or are based upon, directly or indirectly, the performance of services rendered to the Indemnifying Party by the Agent under this Agreement or otherwise in connection with the matters referred to in this Agreement.

12.2

Notwithstanding the foregoing, this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non- appealable shall determine that such expenses, losses, claims, actions, costs, damages or liabilities to which the Indemnified Party may be subject were caused by the gross negligence or wilful misconduct of the Indemnified Party.

12.3

The Indemnifying Party also agrees that no Indemnified Party will have any liability (either direct or indirect, in contract or tort or otherwise) to the Indemnifying Party or any person asserting claims on the Indemnifying Party’s behalf or in right for or in connection with the performance of services rendered to the Indemnifying Party by the Agent, except to the extent that any expenses, losses, claims, actions, costs, damages or liabilities incurred by the Indemnifying Party are determined by a court of competent jurisdiction in a final judgement that has become non-appealable to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

12.4

If for any reason (other than a determination as to any of the events referred to in section 12.2 herein) the foregoing indemnification is unavailable to the Agent or any other Indemnified Party or is insufficient to hold the Agent or any other Indemnified Party harmless, the Indemnifying Party shall contribute to the amount paid or payable by the Agent or any other Indemnified Party as a result of such expense, loss, claim, action, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and the Agent or any other Indemnified Party on the other hand but also the relative fault of the Indemnifying Party, the Agent or any other Indemnified Party as well as any relevant equitable considerations; provided that the Indemnifying Party shall in any event contribute to the amount paid or payable by the Agent or any other Indemnified Party as a result of such expense, loss, claim, action, damage or liability any amount in excess of the fees actually received by the Agent under this Agreement.

12.5

Promptly after receiving notice of an action, suit, proceeding or claim against the Agent or any other Indemnified Party or receipt of notice of the commencement of any investigation which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Indemnifying Party, an Indemnified Party will notify the Indemnifying Party in writing of the particulars thereof and will provide copies of all relevant documentation to the Indemnifying Party and, the Indemnifying Party shall undertake the investigation and defence thereof on behalf of the Agent or the Indemnified Party, as applicable, including the prompt employment of counsel reasonably acceptable to the Agent or the Indemnified Party affected and the payment of all reasonable expenses and throughout the course of any investigation or legal proceeding as contemplated herein, the Indemnifying Party will provide copies of all relevant documentation to the Agent and the Indemnified Party, will keep the Agent and the Indemnified Party advised of the progress thereof and will discuss with the Agent and the Indemnified Party all significant actions proposed. The omission of an Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Agent or any other Indemnified Party except only to the extent that any such delay in or failure to give notice as herein required prejudices the defence of such action, suit, proceeding, claim or investigation or results in any material increase in the liability which the Indemnifying Party would otherwise have under this indemnity had an Indemnified Party not so delayed in or failed to give the notice required hereunder.

12.6

Notwithstanding that the Indemnifying Party shall undertake the investigation and defence of any action, any Indemnified Party shall have the right, at the Indemnifying Party’s expense, to employ separate counsel of such Indemnified Party’s choice, in respect of the defence of any action, suit, proceeding, claim or investigation if: (a) the employment of such counsel has been authorized by the Indemnifying Party; or (b) the Indemnifying Party has not assumed the defence and employed counsel therefor within 5 days after receiving notice of such action, suit, proceeding, claim or investigation; or (c) counsel retained by the Indemnifying Party or the Indemnified Party has advised the Indemnified Party that representation of both parties by the same counsel would be inappropriate because there may be legal defences available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party (in which event and to that extent, the Indemnifying Party shall not have the right to assume or direct the defence on the Indemnified Party’s behalf) or that there is a conflict of interest between the Indemnifying Party and the Indemnified Party or the subject matter of the action, suit, proceeding, claim or investigation may not fall within the indemnity set forth herein (in either of which events the Indemnifying Party shall not have the right to assume or direct the defence on the Indemnified Party’s behalf). Notwithstanding any other provision of this indemnity, any Indemnified Party shall have the right, at such Indemnified Party’s expense, to employ counsel of such Indemnified Party’s choice, in respect of the defence of any action, suit, proceeding, claim or investigation, and such employment shall not relieve the Indemnifying Party from its obligations to undertake the investigation and defence of any action, suit, proceeding, claim or investigation unless such Indemnified Party consents, in writing, to such relief.

12.7

The Indemnifying Party agrees that in case any legal proceeding shall be brought against the Indemnifying Party and/or the Agent or any other Indemnified Party by any governmental commission or regulatory authority or any stock exchange or other entity having regulatory authority, either domestic or foreign, shall investigate the Indemnifying Party and/or the Agent or any other Indemnified Party and the Agent or such other Indemnified Party shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with or by reason of this Agreement, the engagement of the Agent hereunder, or the performance of services rendered to the Indemnifying Party by the Agent hereunder, the Agent or such other Indemnified Party shall have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse the Agent for time spent by its, or any of its affiliates, directors, officers, employees, partners or agents (collectively, “Personnel”) in connection therewith) and out-of-pocket expenses incurred by its Personnel in connection therewith shall be paid by the Indemnifying Party as they occur.

12.8

No admission of liability and no settlement of any action, suit, proceeding, claim or investigation shall be made without the consent of the Indemnified Parties affected, such consent not to be unreasonably withheld. No admission of liability shall be made and the Indemnifying Party shall not be liable for any settlement of any action, suit, proceeding, claim or investigation made without its consent, such consent not to be unreasonably withheld.

12.9

The Indemnifying Party hereby acknowledges that the Agent acts and appoints the Agent, as trustee for the other Indemnified Parties of the Indemnifying Party’s covenants under this indemnity with respect to such persons and the Agent agrees to accept such trust and to hold and enforce such covenants on behalf of such persons.

12.10

The Indemnifying Party hereby agrees to waive any right it may have of first requiring the Indemnified Parties to proceed against or enforce any other right, power, remedy, security or claim payment from any other person before claiming under this indemnity.

12.11

The indemnity and contribution obligations of the Indemnifying Party hereunder shall be in addition to any liability which the Indemnifying Party may otherwise have, shall extend upon the same terms and conditions to the Indemnified Parties and shall be binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnifying Party, the Agent and any other Indemnified Party. The foregoing provisions shall survive the completion of services rendered under this Agreement or any termination of this Agreement.

13.	ASSIGNMENT AND SELLING GROUP PARTICIPATION

13.1

The Agent will not assign this Agreement or any of its rights under the Agreement nor, with respect to the Offered Shares, enter into any agreement in the nature of an option or a sub-option unless and until, for each intended transaction, the Agent has obtained the consent of the Issuer and notice has been given to and accepted by the Regulatory Authorities.

13.2

The Agent may offer selling group participation in the normal course of the brokerage business to selling groups of other licensed dealers, brokers and investment dealers, who will be offered part of the Agent’s Commission or Agent’s Options to be paid to the Agent pursuant to this Agreement (amounting to a cash commission equal to 7% of the gross proceeds raised by a particular sub- agent and options to purchase up to 7% of the Offered Securities sold by such sub-agent).

14.	ALTERNATIVE BUSINESS TRANSACTION

14.1

If the Offering is not completed as a result of the Issuer’s decision to pursue an Alternative Business Transaction on or before August 17, 2013• [PARTIES TO CONFIRM THAT THIS IS ACCEPTABLE], the Issuer shall pay the Agent an amount equal to the Agent’s Commission, the Corporate Finance Fee and the Agent’s Options that would otherwise have been earned by the Agent assuming the entire Offering was completed together with the Agent’s costs and expenses incurred to that date.

15.	RIGHT OF FIRST REFUSAL

15.1

The Issuer will notify the Agent (the “Financing Notice”) of the terms of any further financing (private or public) that it requires or proposes to obtain during the term of this Agreement and until that day which is 12 months from the Closing Date and the Agent will have the right of first refusal to provide such financing. For greater certainty, the right of first refusal set out in this section includes, but is not limited to:

(a)	the right of the Agent to act as the lead agent for such financing;

(b)	the right of the Agent to be part of a syndicate group with respect to such financing; and

(c)	the right of the Agent to participate in a portion of such financing to be mutually agreed upon by the Agent and the Issuer.

This right of first refusal does not apply if the Issuer does not retain or utilize a registered dealer as agent for the financing unless any of the subscribers to the issuance of such securities is a subscriber or beneficial purchaser of Offered Securities under the Offering.

15.2

The right of first refusal must be exercised by the Agent within seven business days following the receipt of the Financing Notice by notifying the Issuer that it will provide such financing on the terms set out in the Financing Notice.

15.3

If the Agent fails to give the Financing Notice with the time specified, the Issuer will then be free to make other arrangements to obtain financing services from another source on the same terms or on terms no less favourable to the Issuer than that specified in the Financing Notice, subject to obtaining the acceptance of the Regulatory Authorities, so long as the arrangements with such other source are completed and documented in writing within 30 days of the Agent’s failure to exercise its right of first refusal.

15.4	The right of first refusal will not terminate if, on receipt of any Financing Notice from the Issuer, the Agent fails to exercise the rights.

16.	STANDSTILL

16.1

During period from the Closing Date to the date that is 140 days after the Closing Date, the Issuer shall not directly or indirectly issue, sell, offer, grant an option or right in respect of, or agree to or announce an intention to issue, sell, offer, grant an option or right in respect of, or otherwise dispose of any Common Shares or other securities convertible into or exchangeable for Common Shares, or agree to do so, or announce publicly its intention to do, without having obtained the prior written consent of the Agent, other than with respect to the following:

(a)	the grant or exercise of stock options pursuant to the Issuer’s existing stock option plan or other existing share incentive plan of the Issuer; o

(b)	the issue of Common Shares upon the exercise of convertible securities, options or warrants outstanding prior to the Closing Date; and

(c)	the issue of Common Shares on exercise of Agent’s Options in accordance with their terms.

17.	NOTICE

17.1	Any notice or other communication to be given hereunder shall be in writing and delivered or sent by facsimile as follows:

If to the Issuer to:

Security Devices International Inc.
338 Church Street
Oakville, Ontario L6J 1P1

Facsimile: •

Attention: Mr. Gregory Sullivan, President & CEO

with a copy to:

Beard Winter LLP
130 Adelaide Street West, Suite 701
Toronto, ON M5H 2K4

Facsimile: (416) 593-7760

Attention: Mr. Brandon Tigchelaar

If to the Agent to:

Macquarie Private Wealth Inc.
500-550 Burrard Street
Bentall V
Vancouver, BC V6C 2B5

Facsimile: (604) 640-0464

Attention: Ms. Nargis Sunderji

with a copy to:

Getz Prince Wells LLP
1810-1111 West Georgia St.
Vancouver, BC V6E 4M3

Facsimile: (604) 685-9798

Attention: Ms. Zahra Ramji

17.2

Any such notice or other communication shall be deemed to have been given and received on the day after being sent by facsimile or upon delivery if delivered, or, if such day is not a Business Day in the location where it is sent by facsimile or delivered, on the next following Business Day.

18.	TIME

18.1	Time shall be the essence hereof.

19.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES

19.1	The representations, warranties, covenants and indemnities set out in this Agreement will survive the closing of the Offering.

20.	LANGUAGE

20.1	Wherever a singular or masculine expression is used in this Agreement, that expression is deemed to include the plural, feminine or the body corporate where required by the context.

21.	ENTIRE AGREEMENT

21.1

This Agreement constitutes the entire agreement between the parties with respect to its subject matter, and supersedes any prior agreements with respect thereto between the Issuer and the Agent, including, without limitation, the letter of engagement between the Issuer and the Agent dated September 12, 2012.

22.	ENUREMENT

22.1	This Agreement enures to the benefit of and is binding on the parties to this Agreement and their successors and permitted assigns.

23.	HEADINGS

23.1	The headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.

24.	GOVERNING LAW

24.1

This Agreement is subject to and shall be governed by the laws of the Province of British Columbia and the parties hereto irrevocably submit to the jurisdiction of the courts of British Columbia with respect to any dispute related to this Agreement.

25.	COMMUNICATION WITH PUBLIC

25.1

All press releases and publicly available filings in respect of this Agreement or any other related instrument or with respect to the relationship between the Issuer and the Agent made by the Issuer will be approved by the Agent, acting reasonably.

26.	COUNTERPARTS

26.1

This Agreement may be executed in as many counterparts as may be necessary and may be delivered by facsimile, each of such counterparts so executed will be deemed to be an original and such counterparts together will constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the date as of the day and year first above written.

IN WITNESS WHEREOF the parties hereto have executed and delivered this Agreement.

SECURITY DEVICES INTERNATIONAL INC.

By:
_____________________________
Authorized Signatory

MACQUARIE PRIVATE WEALTH INC.

By:
_____________________________
Authorized Signatory

_____________________________
Authorized Signatory